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                                   EXHIBIT 11

                       RICHMOND COUNTY FINANCIAL CORP.
               STATEMENTS RE: COMPUTATION OF PER SHARE EARNINGS

              (In Thousands, Except Share and Per Share Amounts)


The following table is the reconciliation of basic and diluted EPS as required under SFAS 128 at June 30, 2000, 1999 and 1998:

                                                                 For the
                                                          Twelve Months Ended
                                                                 June 30,
                                                   ----------------------------------

                                                      2000        1999       1998(1)
                                                   ----------  ----------  ----------
                                                   ----------  ----------  ----------

Net income (loss)                                  $   36,269  $   26,644  $   (3,988)
                                                   ==========  ==========  ==========
Weighted average common shares outstanding         26,682,604  24,807,859  24,328,143

Common stock equivalents due to dilutive
   effect of stock options                                 --          --          --
                                                   ----------  ----------  ----------
Total weighted average common shares and
   equivalents                                     26,682,604  24,807,859  24,328,143
                                                   ==========  ==========  ==========
Basic earnings (loss) per common and
   common share equivalents                        $     1.36  $     1.07  $    (0.16)
                                                   ==========  ==========  ==========
Total weighted average common shares and
   equivalents outstanding                         26,682,604  24,807,859  24,328,143

Additional dilutive shares using ending period
   market value versus average market value for
   the period when utilizing the treasury
   stock method regarding stock options               209,069    (131,114)         --
                                                   ----------  ----------  ----------
Total shares for dilutive earnings per share       26,891,673  24,676,745  24,328,143
                                                   ==========  ==========  ==========
Diluted earnings (loss) per common share
   equivalents                                     $     1.35  $     1.07  $    (0.16)
                                                   ==========  ==========  ==========


(1) Per share amounts are calculated since conversion on February 18, 1998.